Exhibit 99.1

Contacts:

Access Worldwide	Access Worldwide
(240) 582-0100	(561) 226-5000
Andrea Greenan	John Hamerski
Director, Investor Relations	Executive Vice President & CFO
agreenan@accessww.com	jack@accesstms.com
www.accessww.com

ACCESS WORLDWIDE SECURES LONG-TERM SOURCE OF FINANCING

– Company Negotiates New Bank Agreement –

BOCA RATON, FL—June 11, 2003—Access Worldwide Communications, Inc. (OTCBB: AWWC), a leading marketing services organization, today announced the signing of a new multi-year agreement with CapitalSource Finance LLC, a commercial finance firm.

The agreement is comprised of two facilities, a three-year revolving line of $10.0 million and a term loan of $0.5 million due on December 31, 2003 (collectively, “New Credit Facility”). The New Credit Facility enabled Access Worldwide to terminate its previous loan arrangement with a syndicate of lending institutions led by Bank of America (“Old Credit Facility”) and will provide for future working capital needs. The Old Credit Facility was due to expire on July 1, 2003 at which time all amounts outstanding pursuant to the Old Credit Facility were to be paid.

“We are delighted with this agreement with CapitalSource,” commented Shawkat Raslan, Chairman and Chief Executive Officer of Access Worldwide. “The facility enables us to have access to the funding needed to support the business.”

“We are extremely pleased to have been able to provide Access Worldwide with the liquidity that it needs to achieve its business objectives,” said Stephen Klein, a Director of the Healthcare Finance Group for CapitalSource. “Access Worldwide has a highly experienced and well-respected management team and Board of Directors and will be a valuable addition to our growing portfolio.”

In addition, the Company’s Board of Directors has approved additional financing in the amount of $1.5 million to $3.0 million through private placement of convertible promissory notes (“Notes”) and warrants to purchase shares of Access Worldwide’s Common Stock (“Warrants”) to accredited investors only, including Company officers and directors. The proceeds of the offering will be used by Access Worldwide for working capital needs. The Board of Directors and officers of the Company have presubscribed to approximately $1.5 million and closing is expected no later than July 15, 2003. The use of the funds was contingent upon an executed refinancing agreement with an institutional lender which consented to the additional financing. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent such registration, or an exemption from such registration requirements.

“During the past year, we have invested considerable time and efforts in the Company and have achieved a number of accomplishments,” remarked Mr. Raslan. “We have attracted a strong management team and Board of Directors, expanded several departments, built a strong sales pipeline, and secured the needed financing. We believe we are now in a position to focus our resources in an attempt to build shareholder value.”

About CapitalSource Finance LLC

CapitalSource is one of the leading commercial finance companies in the United States offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending units: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products and maintaining a strong balance sheet, CapitalSource has more than $2 billion in commitments issued.

Headquartered in Chevy Chase, Md., CapitalSource has a national network of offices in Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia and San Francisco. The company has over 200 employees. More information is available at www.capitalsource.com or toll free at 866-876-8723.

About Access Worldwide Communications, Inc.

Founded in 1983, Access Worldwide provides a variety of sales, marketing and education services. Among other things, the Company reaches physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, the Company reaches the growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has over 1,300 employees in offices throughout the United States.

This press release contains forward-looking statements including statements regarding financial results, the New Credit Facility and the Old Credit Facility. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: the ability to continue as a going concern if the Company is unable to generate additional cash flow and income from continuing operations; the ability to maintain sufficient liquidity in 2003 to fund operations; the ability to continue to comply with the financial covenants contained under the New Credit Facility; competition from other third-party providers and those clients and prospects who may decide to do the work that Access Worldwide does in-house; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients that are able to be served; potential consumer saturation reducing the need for services; the Company’s ability and clients’ ability to comply with state, federal and industry regulations; reliance on a limited number of major clients and the possible loss of one or more clients; the ability to develop or fund the operations of new products or service offerings; reliance on technology; reliance on key personnel and labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of the stock price; and the unpredictability of the outcome of litigation in which the Company is involved. For a more detailed discussion of these risks and others that could affect results, see the Company’s filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

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